KPMG LOGO

                                                                      Exhibit 16



Securities and Exchange Commission
Washington, D.C. 20549


February 24, 2000

Ladies and Gentlemen:

We were previously principal accountants for the Semiconductor Components Group of Motorola, Inc. and, under the date of January 7, 2000, we reported on the combined financial statements of the Semiconductor Components Group of Motorola, Inc. as of and for the year ended December 31, 1998, for the year ended December 31, 1997 and for the period from January 1, 1999 through August 3, 1999, which report was provided to SCG Holding Corporation on February 17, 2000. Prior to its recapitalization on August 4, 1999, SCG Holding Corporation was a subsidiary of the Semiconductor Components Group of Motorola Inc. On July 19, 1999, we were informed that we would not be appointed principal accountants for SCG Holding Corporation for the period subsequent to the recapitalization. We have read SCG Holding Corporation's statements included under Item 4A of its Form 8-K dated February 24, 2000, and we agree with such statements.


Very truly yours,


KPMG LLP